Wireless Telecom Group



NYSE American: WTT
2021 First Quarter Fact Sheet

Enabling the development, testing and deployment of wireless technologies for a connected world

About Wireless Telecom

Wireless Telecom Group, Inc., ("WTT") provides specialized solutions for the development, testing, and deployment of 4G and 5G applications, private networks, satellite communications and network densification and connectivity. The Company's niche product, software, and service solutions, enable WTT to compete in specialized large and growing global markets often overlooked by its competitors. Over the past five years, WTT has completed two successful acquisitions and increased its R&D investments aligned to 5G, creating a growth-oriented strategy, and diversifying revenues.

WTT is well position for long-term growth, as a result of the early stages of an expected 10+ year investment cycle, strong, long-standing customer relationships, and a compelling product portfolio spanning the entire wireless production cycle. As a result, 2021 is believed to be an inflection year of accelerating growth for WTT.

TTM Sales Mix


11%
38%
$44m
51%
Test & Measurement
RF Components
Radio, baseband, software

RF Components

Microlab

Specialized components and integrated solutions enabling wireless network densification and reliable inbuilding coverage.

Applications include:
Wireless RF conditioning and distribution, GPS repeater-splitting solutions, Small cell deployments, and Spectrum deployment.

Test & Measurement

Boonton, Noisecom, Holzworth

Specialized devices and instruments for design and test of satellite, military, and commercial wireless systems.

Applications include:
Defense, Aviation, Secure Communications, Signal Intelligence, Satellite Communications, Semiconductors and Quantum Computing.

Radio, Baseband, Software

CommAgility

Award-winning software that supports 4G & 5G private network solutions, and hardware that enable digital signal processing for 4G & 5G solutions.

Applications include:
Industrial IoT, Secure cellular wireless networks, Specialized small cell developers, and Satellite Communications.



Microlab

www.microlabtech.com



Boonton

www.boonton.com



Noisecom

www.noisecom.com



Holzworth

www.holzworth.com



CommAgility

www.commagility.com



WTT is in the beginning stages of a significant 5G investment cycle that management believes will be larger and longer than the 10-year 4G cycle, and the Company is focused on improving demand generation and cross-selling into existing customers and channels

Book-to-Bill

WTT has experienced five quarters of positive bookings, and four consecutive quarters of signing new LTE/5G software and services customers


1.1
1.1
1.0
1.3
1.1
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

12-Month Backlog (in millions)

Backlog supported by higher spending from key customers within the semiconductor, satellite, and defense sectors


$4.9
$6.2
$6.1
$8.3
$10.0
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021

Increasing Wireless Connectivity and "Smart Everything" Supports Growth Oriented Strategic Plan

Strategies & Tactics to Drive Growth

*WTT estimates market opportunity is growing at a blended 10% CAGR and TAM will increase to $2.4 billion by 2025**

- **Leverage technology leadership, product innovation, and wireless expertise**
- **Develop strategic customers and products**
- **Expand market share and increase total addressable market**
- **Execute high performing sales culture globally**
- **Increase high margin software and services revenue**

Long Term Strategic Goals

Management is focused on executing its growth-oriented strategic plan and creating long-term value for shareholders

- Drive annual **10+%** organic revenue growth
- Produce **50+%** gross margins
- Achieve Adjusted EBITDA margins** of **15%** by 2024

* Based on management estimates.
**Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Revenue. See investor presentation for definition of Adjusted EBITDA.